UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 1, 2025

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900

Duluth, Georgia 30097

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or formed address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 1, 2025, Boxlight Corporation, a Nevada corporation (the “Company”), entered into an agreement (the “Agreement”) with all of the holders of its Series B Preferred Stock, par value $0.0001 per share (“Series B Stock”), and of its Series C Preferred Stock, par value $0.0001 per share (“Series C Stock”).

Pursuant to the Agreement, the holders converted all outstanding shares of Series C Stock—constituting a total of 1,320,850 shares—into a total of 198,920 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”).

In addition, the holders agreed with the Company to amend the terms of the Series B Stock. Specifically, the right of the holders to convert their Series B Stock into Common Stock at their option, and a provision that provided for automatic conversion if the price of the Common Stock on the Nasdaq Capital Market reached a certain level, were eliminated. The right of the holders to cause the Company to redeem their Series B Stock at their option was also eliminated.

The dividend provisions of the Series B Stock were amended to provide that the current 8% per annum dividend, currently accruing on a non-compounding cumulative basis, would begin accruing at 9% per annum on October 2, 2027, 10% on October 2, 2028, 11% on October 2, 2029 and 12% on October 2, 2030 and thereafter. The cumulative dividends are payable only when and if declared, or in the event of a liquidation of the Company. No dividends can be declared or paid on junior classes of capital stock, including the Common Stock, unless unpaid cumulative dividends on the Series B Stock are first paid. Although the dividends are payable only when and if declared or upon a liquidation, dividends that do become payable but remain unpaid will accrue interest at a fixed rate of 12% until such dividend and interest shall be paid in full.

In the Agreement, the Company agreed to apply up to 20% of the net proceeds of future primary equity securities offerings undertaken by the Company for capital-raising purposes to redeem or repurchase the Series B Stock at a redemption price per share of $10.00 until all such shares are redeemed and repurchased. The obligation to repurchase or redeem the Series B Stock is subject to possible limitation based on legal, stock market listing standard or marketing-related considerations.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.03	Material Modification to Rights of Security Holders.

On October 2, 2025, the Company filed with the Nevada Secretary of State an Amendment to the Certificate of Designation of its Series B Preferred Stock to implement the amendments described in the third and fourth paragraphs of Item 1.01 above, which paragraphs are incorporated by reference herein in response to this item.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Certificate of Designation of the Series B Preferred Stock, which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Amendment to Certificate of Designation of Series B Preferred Stock effective October 2, 2025
10.1	Agreement with Series B and Series C Preferred Stockholders effective October 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2025

BOXLIGHT CORPORATION

By:	/s/ Brian Lane
Name:	Brian Lane
Title:	Interim Chief Financial Officer